Subsidiary Companies of Huntingdon Life Sciences Group plc

     Name                                           Jurisdiction

     Huntingdon Life Sciences Ltd                   England & Wales
     Huntingdon Life Sciences Inc                   Delaware, USA
     HIH Capital Ltd                                Jersey
     HIH Ltd                                        England & Wales
     HRC Ltd                                        England & Wales
     Huntingdon Research Centre Ltd                 England & Wales
     Huntingdon Consulting Engineers Ltd            England & Wales
     Huntingdon LSR Ltd                             England & Wales
     Paragon Global Services Ltd                    England & Wales
     Pathfinder Protek Ltd                          England & Wales
     Life Science Research Ltd                      England & Wales
     Aquatox Ltd                                    England & Wales
     Huntingdon Life Sciences Co., Ltd              Japan